Exhibit 10.8

Execution version

Agreement

for

the Manufacturing

of

ChondroCelect®

Between

TIGENIX B.V.

and

TIGENIX NV

and

PHARMACELL B.V.

30 May 2014

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

THIS AGREEMENT FOR THE MANUFACTURING OF CHONDROCELECT® is made

BETWEEN:

(1)                     TiGenix B.V., a corporation duly incorporated and existing under the laws of the Netherlands, having its registered office at Urmonderbaan 20b, 6167RD Geleen, the Netherlands, registered with the commercial register (KvK Limburg) under number 14121664 (hereafter referred to as the “Supplier”),

AND:

(2)                     TiGenix NV, a corporation duly incorporated and existing under the laws of Belgium, having its registered office at Haasrode Researchpark 1724, Romeinse straat 12 box 2, 3001 Leuven, Belgium, registered with the register of legal entities (Leuven) under number BE 0471 340 123 (hereafter referred to as “TiGenix”),

TiGenix and the Supplier being referred to individually as a “Party” and together as the “Parties”,

IN THE PRESENCE OF:

PharmaCell B.V., a corporation duly incorporated and existing under the laws of the Netherlands, having its registered office at Oxfordlaan 70, 6201 BH Maastricht, the Netherlands, registered with the commercial register (KvK Limburg) under number 14083599 (hereafter referred to as “PharmaCell”).

WHEREAS:

(A)                   PharmaCell is in the business of providing biotechnology and cell therapy development services, including without limitation process development, validation, scale up services, production and product manufacturing services, quality assurance, regulatory support, analytical development, fill and finish services and quality control analysis under EU GMP conditions in respect of intermediate and final drug products.

(B)                   On or about the date of this Agreement, PharmaCell acquired all shares in the Supplier.

(C)                   TiGenix is active in the discovery, development, manufacturing and commercialization of pharmaceutical cell therapy products for human use.

(D)                   In 2012, the Supplier successfully completed and validated the Facility for GMP-production and obtained the applicable GMP license (fabrikantenvergunning) for the commercial production of the ATMP-classified product ChondroCelect® from the competent Dutch authorities. This GMP license was recently extended to a license enabling the Supplier to work with multiple products in the Facility. In addition, the Supplier holds a tissue establishment license (erkenning als weefselinstelling) issued by the competent Dutch authorities.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(E)                   TiGenix holds a marketing authorisation to market ChondroCelect®, including the right to produce it at the Facility, obtained from the EMA in 2012.

(F)                    Prior to the date of this Agreement, Parties have conducted the “information exchange” as set out in Schedule 1.

(E)                   TiGenix wishes to engage and contract with the Supplier for the provision of the Services, including the commercial GMP production of ChondroCelect® and Supplier wishes to provide such Services to TiGenix.

IT IS AGREED AS FOLLOWS:

1                      DEFINITIONS

For purposes of this Agreement, the terms defined in this Section shall have the respective meanings set forth below:

1.1                           “Adverse Condition” has the meaning as set out in Section 17.5;

1.2                           “Affiliate” means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, either Party, as the case may be. An entity will be regarded as under “Control” of another entity for purposes of this definition if it owns or controls more than fifty per cent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or otherwise possesses the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting rights or by contract or otherwise;

1.3                           “Agreement” means this agreement for the manufacturing of the Product in its entirety, including all Schedules;

1.4                           “Applicable Laws” means all legislations, regulations, orders, of whatever nature or origin (national, supranational, etc.), that are legally enforceable;

1.5                           “Audit” means the review, discussion, verification and/or inspection, by TiGenix’s representatives, of the Facility, of the Supplier’s standard operating procedures, of the Supplier’s compliance with EU GMP in the performance of the Services, and/or of the Supplier’s compliance with the terms of this Agreement, in accordance with the terms of the Quality Technical Agreement as set out in Schedule 4;

1.6                           “Batch Conformity” means the completion by a Qualified Person of Supplier of the review of all necessary testing and production records, and the confirmation that a batch of Product has been manufactured in accordance with GMP, the Specification, the procedures relating to the Product and the Quality Technical Agreement;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.7                           “Batch Conformity Statement” means a statement signed by a Qualified Person of the Supplier confirming that at the time of issue of the statement the Product meets GMP, the Specification, the procedures relating to the Product and the Quality Technical Agreement;

1.8                           “Business Day” means any day which is not a Saturday, a Sunday or a Dutch or Belgian public holiday and references to any time shall be to Dutch time (GMT+ one hour);

1.9                           “Calendar Year” means a period of twelve (12) months commencing on 1 January and ending on 31 December;

1.10                    “Change of Control” when applied to any person will be deemed to have occurred on each occasion on which any person or persons other than those who Control such person at the Effective Date subsequently acquire Control of it, whether directly or indirectly;

1.11                    “Confidential Information” means all information or material that has or could have commercial value or constitutes sensitive information in the business or prospective business of a Party’s company or its Affiliates, whether or not such information is identified as Confidential Information;

1.12                    “Control” has the meaning as set out in Section 1.1;

1.13                    “Data Controller” has the meaning as set out in Section 16.1;

1.14                    “Data Processor” has the meaning as set out in Section 16.1;

1.15                    “Data Subject” has the meaning as set out in Section 16.1;

1.16                    “Defaulting Party” has the meaning as set out in Section 17.4

1.17                    “Defective Product” has the meaning as set out in Section 8.1; “Defect” shall be construed accordingly;

1.18                    “Defective Service” has the meaning as set out in Section 9.1

1.19                    “Disclosing Party” has the meaning as set out in Section 15.1;

1.20                    “Due Date” has the meaning as set out in Section 10.4;

1.21                    “Effective Date” means 30 May 3014;

1.22                    “EMA” means the European Medicines Agency;

1.23                    “Exclusive Territory” means the countries currently belonging to the European Union as well as any new member states thereof;

1.24                    “Facility” means the manufacturing facility located at Urmonderbaan 20b, 6167RD Geleen, the Netherlands;

1.25                    “Force Majeure Event” has the meaning as set out in Section 18.1;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.26                    “GMP” means current Good Manufacturing Practices as promulgated in EU Commission Directive 2003/94/EC (EU GMP Guidelines), EU Commission Directive 2001/20/EC (Clinical Trials), EU Regulation EC 1394/2007 (Advanced Therapy medicinal Products (ATmP)), EU Directive 2001/83/EC (Medicinal Products for Human Use), and national implementation of the foregoing, and applicable International Conference on Harmonisation guidelines as well as any applicable regulatory guidelines issued by Government Competent Authorities in particular relevant guidance on good manufacturing practices contained in Volume 4 of the Rules Governing Medicinal Products in the European Union and the national implementations of these rules. For the avoidance of doubt, the Supplier’s operational quality standards are defined in internal GMP documents which shall always be coherent with and adequately reflect current international applicable GMP guidelines and allow GMP manufacturing of investigational biopharmaceutical products and products for cellular therapies;

1.27                    “Government Competent Authorities” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to use, transport (including import and export), manufacturing or storage of the TiGenix Materials or the provision of the Services in any country;

1.28                    “Group” means the relevant Party together with its Affiliates;

1.29                    “Intellectual Property Rights” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, utility models, trade marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any continuations, continuations-in-part, divisionals, renewals, reissues or extensions;

1.30                    “Licensed Technology” means TiGenix’s Intellectual Property Rights in and to the Product and in and to the Process as well as other processes and/or products necessary to produce the Product, as further identified in Schedule 7;

1.31                    “Marketing Authorisation” means the marketing authorisation for ChondroCelect® with number EU/1/09/563/001 issued by the European Commission on 5 October 2009;

1.32                    “Material Breach” means a breach of any obligation or warranty contained in this Agreement which has or is in the near future likely to have a material effect on the interests of the other Party to this Agreement. For the avoidance of doubt, a Force Majeure Event is not a Material Breach;

1.33                    “Non-Defaulting Party” has the meaning as set out in Section 17.4;

1.34                    “Non-Exclusive Territory” means the following countries, to the extent not included in the definition of Exclusive Territory: Saudi Arabia, United Arab Emirates, Kuwait, Bahrain, Qatar, Oman, Lebanon, Jordan, Syria, Iraq, Iran, Israel and Egypt;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.35                    “Personal Data” has the meaning as set out in Section 16.1;

1.36                    “Permitted Recipients” means the directors, officers, employees, agents, Third Party Contractors or professional advisers of the relevant Party who are required, on a strict need to know basis, in the course of their duties, to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations under this Agreement provided that such persons are under obligations of confidence no less onerous than those contained in Section 15 which are imposed on the Receiving Party;

1.37                    “Price” means the price for the Services as defined in Schedule 2;

1.38                    “Process” means the method of manufacturing the Product, including quality control and quality assurance;

1.39                    “Product” means ChondroCelect®, a cell-based medicinal product based on characterized viable autologous cartilage-forming cells expanded ex vivo expressing specific marker proteins as active ingredient, in its current and possible future form or expression;

1.40                    “Production” means the commercial manufacturing and GMP production of the Product;

1.41                    “Qualified Person” means the person (in accordance with Article 48 of Directive 2001/83/EC and with Article 13(2) of Directive 2001/20/EC), qualified to perform batch certification and Batch Conformity;

1.42                    “Quality Technical Agreement” means the agreement between the Parties that further defines the roles and responsibilities of the Parties with respect to the Services, and the processes and communications flows to be followed, as set out in Schedule 4;

1.43                    “Receiving Party” has the meaning as set out in Section 15.1;

1.44                    “Representative(s)” has the meaning as set out in Section 11.1;

1.45                    “Schedule” means the schedule (or schedules as appropriate) to this Agreement which specify the Services, payment terms and other relevant details referred to under this Agreement;

1.46                    “Services” means any or all parts of the services to be rendered by the Supplier, including the Production, under this Agreement as more fully described in Schedule 2;

1.47                    “Specification” means the criteria to be met by Supplier in respect of the Product as set out in Schedule 5;

1.48                    “SPOC” (or single point of contact) means the designated representative from each Party who will be responsible for management of the overall performance of this Agreement. Each Party will designate one person as a SPOC to the other Party in writing. Each Party shall be entitled to change its respective designated SPOC at any time and shall promptly give written (or e-mail) notice of the change to the other Party including the new contact details of the new representative(s) in any event no less than seven (7) Business Days after the change has been implemented;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.49                    “Steering Committee” means the body organised in accordance with and pursuant to what is set out in Section 11.1;

1.50                    “Step In Notice” has the meaning as set out in Section 9.1;

1.51                    “Step In Period” has the meaning as set out in Section 9.6.5;

1.52                    “Technical Meeting(s)” has the meaning as set out in Section 11.4;

1.53                    “Term” has the meaning as set out in Section 17.1;

1.54                    “Territory” means both the Exclusive Territory and the Non-Exclusive Territory;

1.55                    “Third Party” means any person or entity, which is not a Party or an Affiliate of any Party to this Agreement;

1.56                    “Third Party Contractor” means any Third Party instructed by the Supplier and pre-approved by TiGenix pursuant to Section 3.5;

1.57                    “TiGenix Materials” means the materials to be provided by or on behalf of TiGenix, TiGenix’s Affiliates, TiGenix’s agents or TiGenix’s other suppliers to Supplier, remaining the property of TiGenix as listed in Schedule 6;

1.58                    “Warrant” (‘garanderen’) means that the warranting Party accepts liability towards the other Party for the (damage suffered as a result of) the absence of occurrences, acts or facts explicitly warranted in this Agreement;

1.59                    “Works” has the meaning as set out in Section 7.5.

2                      INTERPRETATION

In this Agreement, except to the extent that the context requires otherwise:

2.1                           references to this Agreement include its Schedules and any annexes;

2.2                           references in the singular shall include references in the plural and vice versa;

2.3                           headings shall be ignored in construing this Agreement;

2.4                           in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be included;

2.5                           the language which governs the interpretation of this Agreement is the English language. All notices to be given by any Party, shall be in the English language; and

2.6                           the words “include” and “including” are to be construed without limitation.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

3                      PROVISION OF SERVICES

3.1                           The Supplier undertakes and agrees to render the Services (including the Production of the Product) to (the benefit of) TiGenix in accordance with the terms and conditions of this Agreement. The Price for the Services is set out in Schedule 2, which Schedule also covers applicable payment terms in relation to the advantaged pricing discounts of 1.500.000 EUR (one million five hundred thousand euros) in aggregate that are granted by the Supplier to TiGenix over a three year period as of the Effective Date.

3.2                           The Supplier will perform the Services diligently using its professional skill and care through personnel appropriately skilled in the manufacturing and production of cell culture-based therapeutics and in accordance with professional standards. The Supplier will use all commercially reasonable efforts to meet the estimated timelines for the completion of the Services and the required quality set out in the relevant Schedules, whether as regards the Product or — more generally — the Services. If (the Supplier has reasons to believe that) such timelines or quality cannot be met, the Supplier will promptly inform TiGenix in writing (or by e-mail) of the (i) estimated term of the delay or quality failure and (ii) the reasons for the delay or quality failure. The Supplier shall devote all commercially reasonable efforts to avoid and/or remedy (threatened) delays.

3.3                           The Supplier will, at TiGenix’s written (or e-mail) request at the times and in the quantities ordered by TiGenix, manufacture the Product for TiGenix, in accordance with the Specification, terms and conditions of this Agreement (including all Schedules), GMP and any Applicable Laws.

3.4                           The Services will comply with GMP. New and/or changing interpretations of any GMP requirements will be discussed and recorded in writing by the Parties as soon as one or both of the Parties becomes aware of any such new and/or changing interpretation, making whatever modifications to the Services as may be required therewith. The Supplier shall ensure that new EU GMP requirements are brought to the attention of TiGenix and will outline their impact on the Process.

3.5                           In the performance of the Services, the Supplier may subcontract certain part(s) of the Services to one or more Third Party Contractors only after having obtained the prior written consent of TiGenix, through its SPOC, with respect to each Third Party Contractor at stake and with respect to the tasks proposed to be subcontracted. The Supplier warrants and procures that the Third Party Contractor is bound by a written agreement containing terms protective of TiGenix at least as stringent as those contained in this Agreement, taking into account the tasks to be performed by the Third Party Contractor. The Supplier shall procure such support by the Third Party Contractor as is required to comply with the Supplier’s obligations under this Agreement. The Supplier shall at all times remain fully responsible and liable for the performance of the Agreement and for the acts and omissions of any Third Party Contractor, even if the latter has been authorized by TiGenix.

3.6                           TiGenix acknowledges that the Supplier has the obligation to maintain its GMP infrastructure and systems on a regular basis in order to secure continuity of operation for TiGenix and other clients and to maintain its licenses. TiGenix thus acknowledges that the Supplier may schedule temporary shut-downs of its operation to perform such maintenance, it being understood that such temporary shut-downs are limited to maximum half a day of interruption of the Process and that even during such shut-downs, the air conditioning (HVAC) will continue to run at all times, be it at a reduced

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

level. Said limited shut downs may be scheduled up to two (2) times a year (once during summer, once most likely during the Christmas period). TiGenix and the Supplier will schedule their activities taking these maintenance periods into account, and the Supplier will notify TiGenix at least three (3) months in advance of its proposed shut-downs.

3.7                           When reasonably required by the Supplier (i.e., in case a specific expertise is not available within the Supplier’s organisation) or where stipulated in a Schedule, TiGenix shall, at its own cost and expense, make available to the Supplier suitably skilled, educated employees or representatives with knowledge of the Process and the Product for the purpose of facilitating and discussing the performance by the Supplier of the Services hereunder. To the extent such employees or representatives have access to the Facility, TiGenix shall ensure that such employees or representatives will (i) be subject to enforceable obligations of confidentiality preventing them from using any information of the Supplier of a confidential nature which they acquire during such visit other than as permitted by this Agreement; and (ii) obey the rules at the Facility with regard to health and safety and GMP, provided the Supplier has provided TiGenix’s employees and representatives with copies of the same in writing.

4                      EXCLUSIVITY

4.1                           During the term of this Agreement, the Supplier will be the only manufacturer and supplier for Products to be sold in the Exclusive Territory. In the Non-Exclusive Territory, TiGenix may at any time appoint one or more Third Parties in addition to or other than Supplier for the manufacturing and the supply of Products. In case of Material Breach of the Agreement by the Supplier, after having been put on notice in accordance with Section 17.4.1 allowing the Supplier to remedy such Material Breach, TiGenix shall have the option to put an immediate end to such exclusivity in the Exclusive Territory, by serving a written notice to the Supplier to that effect and without indemnities to the Supplier.

4.2                           During the term of this Agreement, the Supplier, PharmaCell or any of their Affiliates will not produce any knee cartilage product for any Third Party.

5                      DELIVERABLES

5.1                           TiGenix will order, and the Supplier will manufacture and package, the Products in accordance with Schedule 2.

5.2                           TiGenix will provide to the Supplier, at no cost, the TiGenix Materials, which the Supplier shall store and use with proper care, and which the Supplier shall only use in accordance with TiGenix’s instructions and generally in accordance with this Agreement and for the purposes of the provision of the Services. TiGenix will ensure that the Supplier is provided with sufficient TiGenix Materials based on stock overviews that will be supplied from time to time by the Supplier to TiGenix or will otherwise be provided by the Supplier upon TiGenix’s request. In case any of the TiGenix Materials would become unusable for their intended purpose, the Supplier shall promptly inform TiGenix thereof and to the extent that the TiGenix Materials became unusable due to any improper use or storage by the Supplier, the Supplier shall reimburse TiGenix for the cost of any such affected TiGenix Materials.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

5.3                           The Supplier shall purchase from Third Parties such other materials as are required for the provision of the Services in addition to the TiGenix Materials, as also listed in Schedule 6. Schedule 6 shall also list for each of the materials required for the provision of the Services, the safety stock and (where relevant) the suppliers from which such materials should be purchased.

5.4                           Supplier shall assemble the biopsy-kits and the implantation kits relating to the Product in accordance with TiGenix’ instructions and using among other the TiGenix Materials.

5.5                           In all cases (including those where the Product manufactured would qualify as Defective), the Supplier will deliver the Product and/or any other deliverables resulting from the performance of the Services to TiGenix or, at TiGenix’s discretion, to a Third Party (e.g. a courier appointed by TiGenix for the shipment of the Product) Ex Works the Facility (Incoterms 2010, as supplemented by this Agreement) on the agreed delivery date and in accordance with TiGenix’s instructions and the procedures in effect (including but not limited to those instructions and procedures made available to Supplier during the information exchange as set out in Schedule 1) or as approved in writing after the Effective Date by the Steering Committee and in accordance with the Specification.

5.6                           The Supplier shall be responsible for the safe custody and storage of the Product until delivery of the Product. Risk and title in respect of the Product delivered to TiGenix pursuant to this Agreement shall pass upon delivery.

5.7                           At the latest one hour before the communicated time of delivery of the Product to TiGenix in accordance with Section 5.5, a Qualified Person of the Supplier shall perform the Batch Conformity of the Product, and shall provide TiGenix with a Batch Conformity Statement (in PDF form by e-mail) and such other documents as may be required pursuant to the Quality Technical Agreement.

5.8                           Schedule 3 sets out the responsibilities of Supplier as Tissue Establishment (“weefselinstelling”). In case after the Effective Date of this Agreement, the relevant authorities decide and notify the Supplier of the fact that the Supplier no longer needs to comply with any Tissue Establishment requirements, Schedule 3 will cease to apply.

6                      CHANGES AND MODIFICATIONS

6.1                           Without prejudice to the application of Section 6.2, TiGenix shall be entitled to request additions or modifications to the Services (including — without limitation — as regards the Process and/or the Product, as well as the Price). The Supplier undertakes to devote all reasonable efforts to accommodate such requests if and to the extent Supplier agrees to such additions or modifications, it being understood that — where relevant — additional payment will be made to the Supplier at market prices for such additions or modifications. Any such request should, if possible, be made four (4) weeks in advance of commencement of the modified or additional Services, to which the Supplier will respond within two (2) weeks of such request. Such additions or modifications to the Services together with the applicable timelines and Price, shall be discussed and, if it decides so, approved in writing by the Steering Committee, prior to commencement of such modified or additional Services.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

6.2                           Any additions, omissions or modifications to the Services required as a result of changes to regulatory requirements imposed by Government Competent Authorities will be referred to the Steering Committee for discussion, including to determine how the Services and timelines should be modified and if such additions, omissions or modifications require additional (or less) and unforeseen expenditure by the Supplier specific to the Product or the Services in order to comply with the revised regulatory requirements. Such additions, omissions or modifications to the Services together with the applicable timelines and Price, shall be approved and decided in writing by the Steering Committee.

6.3                           Any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement), other than those expressly covered by this Section 6 shall be valid only if confirmed in writing (excluding email) and signed by or on behalf of each of the Parties to this Agreement.

7                      INTELLECTUAL PROPERTY

7.1                           The Parties acknowledge and agree that any Intellectual Property Rights owned or controlled by a Party or licensed to a Party by a Third Party prior to the Effective Date shall remain the sole and absolute property of that Party or license right held by that Party.

7.2                           Unless expressly provided otherwise in this Agreement, no Section or provision of this Agreement or its Schedules will imply or may be construed or interpreted as a right to use, a licence or other full or partial assignment of the Intellectual Property Rights of TiGenix, its Affiliates or its licensors to the Supplier.

7.3                           TiGenix hereby grants to the Supplier, for the term of this Agreement, a limited, non-exclusive, royalty-free, revocable, non-transferable and non-sublicensable license to use the Licensed Technology, for the sole purpose of producing the Product at the Facility to the exclusive benefit of TiGenix and of delivering the same to TiGenix, in accordance with the terms of this Agreement.

7.4                           Unless expressly agreed otherwise with TiGenix, the Supplier shall not use the Licensed Technology for (internal or external) research, development or improvement purposes.

7.5                           Without prejudice to the terms of Sections 7.1 and 7.4, all documents, data, drawings, plans, designs, documentation, texts, manuals, reports, tools, know how, and all other work that have come or will come into existence as a result of the performance of this Agreement by the Supplier or any Third Party Contractor or following the directions of TiGenix, (hereinafter referred to as “Works”) belong exclusively to and remain with TiGenix. Without prejudice to the terms of Sections 7.1 and 7.4, all Intellectual Property Rights in the Works are immediately and exclusively transferred and assigned to TiGenix as from their coming into existence. The Supplier shall, at its own cost, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and/or delivery of) all further documents, required by law or which TiGenix requests to vest in TiGenix the full benefit of the right, title and interest assigned to TiGenix under this Agreement. Such transfer and assignment of all Intellectual Property Rights and other property rights include but is not limited to the transfer and assignment of the right to reproduce, adapt, translate, modify, distribute, rent, lend, make available the Works to the public, partially or completely, in each and any way, whether

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

private or public, for internal - including but not limited to research and development - and external use. The transfer and assignment of rights is valid for commercial or non-commercial purposes, final for each and every form of exploitation and for all countries. The Supplier shall regularly inform TiGenix of all Works coming into existence as a result of the performance of this Agreement by the Supplier or any Third Party Contractor, or following the directions of TiGenix. The Supplier shall grant to TiGenix such rights on Intellectual Property Rights owned or controlled by the Supplier or licensed to the Supplier by a Third Party prior to the Effective Date sufficient to allow TiGenix the full benefit of the terms of this Agreement.

7.6                           The Supplier shall promptly notify TiGenix of any actual or suspected infringement of any of the Licensed Technology that comes to its attention. The Supplier shall co-operate fully with TiGenix in taking all steps required by TiGenix, in TiGenix’s sole discretion, in connection with any infringement, including, without limitation, legal proceedings. TiGenix shall be responsible for the cost of any legal proceedings it instigates against Third Parties, and is entitled to any damages, account of profits and awards of costs recovered.

7.7                           TiGenix shall promptly notify the Supplier if it receives notice or is aware of a Third Party claim that the use of the Licensed Technology by the Supplier would be in breach of such Third Party’s Intellectual Property Rights.

8                      DEFECTIVE PRODUCTS

8.1                           Defective Product

If the Supplier determines that a batch of Product does not conform to the Specification and/or such Product is not otherwise in conformity with this Agreement (each a “Defective Product”), then the Supplier shall immediately inform TiGenix’s SPOC and TiGenix’s quality representative thereof by telephone, and shall confirm the same by e-mail/in writing immediately thereafter.

8.2                           Remedies

8.2.1           In case of a Defective Product for which the cause is attributable to (“toerekenbaar aan”) Supplier, the Supplier shall, at TiGenix’s option either:

(i)             supply TiGenix with a conforming (quantity of) Product at the Supplier’s expense (which will require the patient to consent to a new biopsy); or

(ii)          reimburse TiGenix for the Price paid by TiGenix with respect to such Defective Product (if already paid) or, if TiGenix has not already paid, issue a credit note against the appropriate invoice for the relevant Defective Product.

8.2.2           In addition, and notwithstanding any other provision of this Agreement for each Defective Product for which the cause is attributable to Supplier, Supplier shall pay to TiGenix, as a compensation for costs made and damages suffered:

(i)        EUR [***], in case no conforming Product for the Defective Product is requested by TiGenix in accordance with Section 8.2.1 (i) above (including but not limited to the event where the patient concerned refuses a new biopsy), or

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)          EUR [***], in case a conforming Product is requested by TiGenix in accordance with Section 8.2.1 (i) above.

The contractual fine payable under this Section constitutes Supplier’s entire liability towards TiGenix in case of a Defective Product but is without prejudice to the Supplier’s liability to compensate for any damages claim (other than the direct costs related to the mere replacement of the biopsy) by a Third Party. Without limiting the generality of the foregoing, in case a new biopsy is required to enable the Supplier to supply TiGenix with a conforming Product as provided under Section 8.2.1 (i) above, then the Supplier shall reimburse TiGenix for any reasonable costs charged to or claimed from TiGenix by the relevant hospital or patient (including for extra surgeon and operating room time and additional patient’s costs) as a result of or in connection with such Defective Product.

9                      DEFECTIVE SERVICES

9.1                           Notwithstanding any other provision of the Agreement, TiGenix may, by notice in writing to the Supplier (the “Step In Notice”), either itself or by a Third Party nominated by TiGenix, take over management/performance of the Services or any affected part of the Services if (each of the following constituting a “Defective Service”):

9.1.1            TiGenix is entitled to serve a termination notice pursuant to Section 17.4.1 or Section 18;

9.1.2           TiGenix demonstrates acts of fraud or wilful misconduct are being committed in relation to the Services; and/or

9.1.3           TiGenix is required to exercise its step in rights pursuant to this Section 9 in order to comply with any requirements imposed on it by a Government Competent Authority which cannot be fulfilled or which cannot be fulfilled within the required timelines by Supplier and/or PharmaCell.

9.2                           Without prejudice to TiGenix’s rights to terminate the Agreement at the end of the Step In Period, the Parties agree that TiGenix cannot at the same time issue a Step In Notice as well as terminate this Agreement, it being understood that following a termination notice, TiGenix has the right to (continue to) Step In.

9.3                           As soon as practicable following receipt of the Step in Notice, served under this Section 9, the Steering Committee shall discuss how the Supplier proposes to remedy the event giving rise to TiGenix’s right to step in, to the satisfaction of TiGenix and, failing an agreement within five (5) Business Days of the Step In Notice, how TiGenix shall exercise its step in rights including how it will engage any Third Party to act on its behalf.

9.4                           In exercising its right of step in, TiGenix may itself provide, or may employ a Third Party to manage/perform, the affected Services or any part thereof.

9.5                           The Supplier shall co-operate fully with and provide all reasonable assistance to TiGenix and any Third Party engaged by TiGenix to exercise TiGenix’s rights under this Section 9. The Supplier’s assistance shall include:

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

9.5.1           allowing TiGenix or the Third Party to communicate to the management of the Supplier the relevant instructions to have them implemented by the relevant personnel of the Supplier to enable TiGenix’s or Third Party’s management/performance of the affected Services;

9.5.2           allowing TiGenix or the Third Party reasonable access to the Facility and the Supplier’s equipment as needed to manage/perform the Services; and

9.5.3           allowing TiGenix or the Third Party reasonable access to such management records and systems which relate to the affected Services as is reasonably necessary to enable management/performance of the same.

9.6                           By exercising its rights under this Section 9:

9.6.1           TiGenix shall not be obliged to pay or make any payments (whether by way of the Price or otherwise) to the Supplier for the Services in so far as TiGenix is managing/performing those Services for the duration of the Step In Period, save that if TiGenix or the Third Party appointed by it uses any assets, resources or employees of the Supplier, the Supplier shall be entitled to charge for the costs associated with such use on a time and materials basis. The Parties agree that these costs cannot exceed the Price that would have been paid for the provision of the affected Services;

9.6.2           the Supplier shall be liable to pay any additional costs directly incurred by TiGenix as a result of the exercise of this right by TiGenix (without prejudice to TiGenix’s other rights and remedies under the Agreement or Applicable Laws, but subject to the limitation of its right to terminate in accordance within Section 9.2);

9.6.3           TiGenix shall be exclusively liable towards patients and other Third Parties instead of Supplier, and shall indemnify Supplier against all claims, demands, loss damages, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from a claim, action or proceeding solely based on acts and omissions of itself, Supplier’s personnel and other persons acting under its supervision and complying fully with TiGenix’ direct instructions in performance of its rights under this Section 9;

9.6.4           TiGenix shall ensure that any Third Party appointed by it that has access to any premises, information, persons or materials pursuant to Section 9 is subject to reasonable confidentiality undertakings at least equivalent to those applicable under the Agreement and will abide by such security, health and safety requirements as the Supplier may reasonably require; and

9.6.5           The period during which TiGenix may exercise its step in rights following its issuing of a Step In Notice (“Step In Period”) shall initially be set at three (3) months, which period can be shortened or extended by mutual consent of the Parties. TiGenix and the Supplier shall meet weekly during the Step In Period to draft an action plan containing reasonable conditions directed towards quick resolving of the event which gave rise to the Step In Notice (to be completed by TiGenix within two weeks following the date of the Step In Notice) and discuss progress towards remedying or resolving the event which gave rise to the Step

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

In Notice, if at all possible, including to decide whether or not the affected Services can be returned to the Supplier. As soon as the conditions laid down in the action plan are fulfilled and the Supplier has demonstrated the same to TiGenix, the Parties may mutually agree for the Step In Period to come to an end. If the conditions laid down in the action plan could not be fulfilled within the Step In Period, TiGenix has the option to terminate this Agreement.

10               PRICE AND PAYMENT TERMS

10.1                    In exchange for the Services (including the Production and delivery of the Product), TiGenix shall pay to the Supplier, following the receipt of an invoice for the same:

10.1.1    the Price as specified in Schedule 2;

10.1.2    value added tax, excise duties and similar taxes imposed by or under the authority of any government or public authority on the provision of the Services (other than taxes on the Supplier’s income).

10.2                    The Price and all other amounts are in Euro and all invoices will be issued in Euro and will be paid in Euro.

10.3                    The Price cannot be modified, except further to a specific written agreement of TiGenix and the Supplier to that effect.

10.4                    Notwithstanding clause 10.3, the Supplier can adjust the variable part of the Price (i.e. [***] EUR on the Effective Date) for an increase (respectively a decrease) of the consumer price index (as determined by the Central Bureau for Statistics in the Netherlands; www.cbs.nl - table “Consumentenprijzen”, category “00000 Totaal bestedingen”) as follows: if at the end of the first anniversary of the Effective Date, the consumer price index shows an increase (respectively a decrease) of at least 2% compared to the level of the index on the Effective Date, or if at the end of any following anniversary of the Effective Date, the consumer price index shows an increase (respectively a decrease) of at least 2% compared to the level of the index on the previous anniversary of the Effective date, the Supplier shall increase (respectively decrease) the variable part of the Price with half (50%) of the increase (respectively decrease) of the consumer price index.

10.5                    All invoices of the Supplier shall be issued according to the payment schedule set out in Schedule 2. All invoices issued are net, which TiGenix will pay within thirty (30) days upon receipt of the invoice (“Due Date”) without any right to suspend or set-off invoiced amounts against any (counter)claim, except (i) where such set-off is being specifically agreed in Schedule 2, and further except that (ii) TiGenix may suspend payment of any invoices beyond the Due Date in those cases set out under Section 10.6.

10.6                    In case the Supplier has not provided the Services with the required professional skill and care, with the required Product quality and/or within the applicable timelines, in case TiGenix has an outstanding financial claim against the Supplier and/or in case the Supplier is otherwise in breach of its obligations under this Agreement, TiGenix is entitled to withhold an appropriate and proportionate part of any payment(s) due having been directly charged for the Product or Services concerned, as long as the Supplier has not

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

remedied any such shortcoming, without any interests or penalty being incurred by TiGenix.

10.7                    In the event that the Supplier does not receive the full payment on the Due Date and except for rightfully withheld payments (including as per Section 10.6) it may, at its discretion, and without prejudice to its other statutory rights and remedies, charge statutory commercial interest (‘wettelijke handelsrente’) as yearly published in the Dutch Bulletin of Acts and Decrees (‘Staatsblad’) on the outstanding amount of the invoice until payment is received in full. Interest shall only start accruing ten (10) Business Days after the receipt by TiGenix of a written notice of late payment from the Supplier.

11               ORGANISATION

11.1                    Steering Committee and Representatives

The Parties shall set up a Steering Committee, which shall comprise a minimum of two (2) of their representatives (“Representatives”) or of their respective Affiliates (and in any event with an equal number of Representatives for the Parties). Each Party shall notify the other of its elected Representatives. Each Representative shall carry an equal vote and proxy votes may be granted by Representatives to their fellow Representative(s) if they are unable to attend meetings. Each Party, irrespective of the number of Representatives attending each relevant meeting, shall have an equal vote.

Each Party shall be entitled to change their respective nominated Representatives at any time and shall promptly give written (or e-mail) notice of the change to the other Party including the new contact details of the new Representative(s) in any event no less than seven (7) Business Days after the change has been implemented.

11.2                    Role of the Steering Committee

The primary role of the Steering Committee is to ensure the ongoing communication between the Parties and to discuss and resolve any issues arising under the Agreement. Either Party agrees that its Representatives will endeavour to attend each Steering Committee meeting and to discuss in good faith all topics and issues relevant to ensure the successful performance of this Agreement.

In addition to the primary role described above, the Steering Committee shall also:

(a)              discuss and seek resolution of issues regarding the performance of the Services;

(b)              agree on and monitor compliance of deadlines and milestones for the performance of the Services;

(c)               discuss and agree on any changes to the Services (in accordance with the terms of Section 6 ); and

(d)              discuss and agree on any matters referred to it in accordance with Section 9.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11.3                    Meetings and decision of the Steering Committee

11.3.1           The Representatives of the Steering Committee shall meet in person or by phone as often as required but at least once per calendar quarter, at alternating locations. Except if otherwise foreseen in this Agreement (including in Section 9), each meeting shall be called with an advance written (or e-mail) notice of minimum ten (10) Business Days by either TiGenix or the Supplier.

11.3.2           The Steering Committee shall only be able to make valid and binding decisions if an equal number of Representatives for each Party attend the meeting where the decision is to be made and cast their vote. In addition, to be valid and binding, a decision of the Steering Committee must be set out in writing and signed by the Representatives having made the decisions.

11.3.3           If the Steering Committee is unable to reach an agreement on any issue ten (10) Business Days after the issue has first been raised at a Steering Committee meeting, the CEO of the Supplier and the CEO of TiGenix shall promptly meet to try to solve the issue in the interest of both Parties. In case particular issues can not be settled through escalation at the level of the CEOs, Parties agree to appoint an independent expert with a view to obtaining a non-binding advice on the issue. In case Parties are unable to agree on the appointment of, or the procedure to be followed by, the independent expert, or if they are still unable to agree on the matter after having obtained the advice of the expert, each of the Parties may resort to initiating legal proceedings in accordance with Section 19.

11.4                    Technical Meetings

At least once a month during the Term, at a fixed date to be agreed by the Parties (e.g. the first Monday of the month), and as often as the Parties deem necessary (provided an advance written (or e-mail) notice of no less than five (5) Business Days is served by one of the Parties), the Parties’ respective employees or Representatives (which should include the SPOC and the Quality Persons of both Parties) shall meet (in person or by phone) to follow-up with scientific and/or technical issues relating to the Services (“Technical Meetings”).

11.5                    Witnessing

In addition to the Technical Meetings and without prejudice to any Audits, the Supplier shall permit, free of charge, upon no less than five (5) Business Days’ written (or e-mail) notice and during reasonable times, a maximum of two (2) named qualified employees or Representatives of TiGenix (TiGenix shall be responsible for ensuring that each such person adheres to the confidentiality obligations imposed on TiGenix pursuant to Section 15) to enter the Facility or those areas of premises of the Supplier concerned with the Services, including “B cleanroom areas”, for the sole purpose of observing and inspecting the performance of the Services and those records of the Supplier specific to the Services subject to the employees and Representatives obeying and adhering to the rules and regulations in place at the Facility or the Supplier’s premises concerning security, health and safety, GMP, quality and customer confidentiality. The Supplier shall in advance notify in writing or instruct TiGenix’s employees and Representatives about the current rules and regulations of the Facility or Supplier’s other premises.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11.6                    Documentation and reporting

Unless specifically agreed otherwise, all documentation relevant to and produced for the Services will be prepared in the English language and will be owned and controlled by TiGenix, in accordance with the terms of Section 7.5. The Supplier agrees to provide TiGenix upon request with any documentation relevant to and produced for or in relation to the Services. All documentation relating to Services shall comply with the applicable GMP requirements, the Quality Technical Agreement and all other Applicable Laws. Schedule 8 and the Quality Technical Agreement specify when and of which documents the Supplier shall send copies to TiGenix.

11.7                    Regulatory Inspections and Applications

11.7.1           The Supplier is entitled to reimbursement of reasonable costs, on a time and materials and pass-through basis, in connection with any Inspections which are specific to the Production of the Product, it being understood that Inspections related to the tissue establishment license (“erkenning als weefselinstelling”) and the GMP manufacturing license (“fabrikantenvergunning”) are not specific to the Production of the Product.

11.7.2           The Supplier is entitled to reimbursement of reasonable costs, on a time and materials and pass-through basis, in connection with its assistance with applications for any and all (marketing) authorizations from any Government Competent Authorities throughout the Territory in respect of the Product.

12               WARRANTIES

12.1                    TiGenix Warrants to the Supplier that, at the Effective Date:

12.1.1           it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement;

12.1.2           it is solvent and financially in good standing and able to pay its debts when due;

12.1.3           it has the right during the Term to license and disclose to the Supplier, to the extent necessary for the performance of the Services by the Supplier in accordance with this Agreement, the Licensed Technology to the Supplier; and

12.1.4           the Process is suitable and adequate for the performance of the Services.

12.2                    The Supplier Warrants to TiGenix that:

12.2.1           it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement;

12.2.2           it is solvent and financially in good standing and able to pay its debts when due;

12.2.3           it has at the Effective Date, and will ensure it has during the term of this Agreement, based on information provided by TiGenix regarding the Services, the resources reasonably necessary to perform the Services in such a way that the Supplier can render the Services within the estimated and/or agreed timelines;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.2.4           to the best of the Supplier’s knowledge, from an internal corporate compliance and scientific point of view, based on current information available at the Effective Date, the Supplier is able to perform the Services including any GMP parts hereunder;

12.2.5           it has at the time of the conclusion of this Agreement, and will use its best efforts to continue to have during the term of this Agreement, the necessary permits, approvals, consents, licences, and permissions for the performance of its obligations under this Agreement, including permits for work in a GMP environment and a tissue establishment license;

12.2.6           it has or will establish facilities and technically qualified employees that are required for the performance of the Services; and

12.2.7           it does not and will not misuse, sell or unlawfully disclose to a Third Party the Licensed Technology, nor transfer, supply or sell the Product to a Third Party in whole or in part.

13               LIABILITY AND INDEMNIFICATIONS

13.1                    Indemnification

13.1.1           The Supplier shall be completely and solely responsible:

(a)                                for the performance of its obligations under this Agreement, whether or not (part of) such performance (of part of these obligations) would be carried out by an authorised Third Party Contractor;

(b)                                for the Product manufactured and supplied by it to TiGenix under this Agreement;

(c)                                 for all direct loss, damage or costs, in any way caused by itself, by acts or negligence, by its personnel or by involved Third Party Contractors, or by their personnel, to TiGenix, or to the Product; and.

(d)                                for all indirect loss, damage or costs (including reputational damage to TiGenix), in any way caused by itself, by its personnel or by involved Third Party Contractors, or by their personnel, to TiGenix, or to the Product, to the extent that such would be caused by fraud or fraudulent misrepresentation, gross negligence or wilful misconduct or deliberate acts.

13.1.2           Insofar as not covered by Section 13.2, the Supplier shall defend, indemnify and hold TiGenix, its Affiliates and officers, directors and employees of each, harmless from and against all claims, demands, loss damages, liabilities, settlement amounts, costs or expenses whatsoever (including reasonable attorneys’ fees and costs) arising from a claim, action or proceeding of a Third Party as a result of (i) a Defective Product for which the cause is attributable to the Supplier; (ii) a Defective Service for which the cause is attributable to the Supplier; (iii) the late delivery of a Product for which the cause is attributable to the Supplier; and/or (iv) the Supplier’s intentional or negligent act or omission in performing its obligations under this Agreement.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

13.1.3           Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability of either Party for (i) fraud or fraudulent misrepresentation (‘bedrog’), (ii) breach of implied undertakings which cannot be excluded or limited by contract such as, and without limitation, warranties as to title; or (iii) gross negligence or wilful misconduct or deliberate acts (‘grove schuld of opzetttelijk handelen/nalaten’) of that Party or its directors, officers, Affiliates, employees and sub-contractors.

13.1.4           TiGenix shall only be held liable for damage to the Supplier and/or PharmaCell: (i) in accordance with Section 9.6.3, (ii) in accordance with Section 10; (iii) in accordance with Section 13.1.3, and (iv) in the event of Material Breach by TiGenix of any other of its obligations under this Agreement.

13.2                    Third Party Claims

13.2.1           If any claim is made against a Party arising out of or in connection with the performance of the obligations by the other Party under this Agreement the Party in connection with whose performance the claim is made, shall indemnify the other Party against all damages or other compensation awarded against the first Party in connection with the claim or paid or agreed to be paid by the first Party in settlement of the claim and all legal or other expenses incurred by the first Party in the defence or settlement of the claim. The affected Party shall notify the other Party as soon as possible after becoming aware of the claim, and take all action reasonably requested by the other Party to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to the other Party being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in doing so.

13.2.2           If any claim is made against the Supplier arising out of or in connection with any of the following:

(a)                                the authorised use of the Licensed Technology or the Confidential Information; or

(b)                                any Defect in the Product resulting from a defect in the Specification,

TiGenix shall indemnify or have indemnified the Supplier against all damages or other compensation awarded against the Supplier in connection with the claim or paid or agreed to be paid by the Supplier in settlement of the claim and all legal or other expenses incurred by the Supplier in the defence or settlement of the claim. The Supplier shall notify TiGenix as soon as possible after becoming aware of the claim, and take all action reasonably requested by TiGenix to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to the Supplier being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in doing so.

13.3                    Limitation of Liability

Either Party’s liability to the other under this Agreement shall be limited to the higher of:

13.3.1           EUR five (5) million; or

13.3.2           the amount equal to (n * p) – y

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

whereby

n equals the number of Products committed to be purchased from the Supplier by TiGenix and/or any Third Party for the twelve (12) months following the event giving rise to the Party’s liability;

p equals the average sales price for said Products; and

y equals the price paid by TiGenix and/or any Third Party to Supplier for said Products;

or

13.3.3           the amount covered by the liable Party’s liability insurance.

14               GUARANTEE

14.1                    PharmaCell will use maximal efforts to do all things necessary, including the provision of funds to the Supplier, to ensure that the Supplier at all times performs and is able to perform its obligations under this Agreement, whether these obligations be for the payment of money, the performance of any activity, the taking of any step, or otherwise. Without prejudice to any other remedy TiGenix may have under this Agreement or otherwise against the Supplier, PharmaCell hereby unconditionally and irrevocably guarantees to TiGenix, on the terms and conditions herein, that if there is any Material Breach by the Supplier of any of its obligations under this Agreement which is capable of being remedied; PharmaCell shall use maximal efforts to complete, or cause to be completed, such obligation(s), subject to all limitations and defences available to the Supplier. This guarantee shall not be construed to impose upon PharmaCell any obligations greater than, in addition to, or other than, the obligations expressly assumed by the Supplier under this Agreement.

14.2                    If it has been established by court or arbitration judgment or binding amicable settlement between TiGenix and the Supplier that TiGenix is entitled to any damages or other payment from the Supplier, and the Supplier does not pay those damages or does not make that other payment to TiGenix as required under this Agreement, PharmaCell will pay or cause to pay those damages or make that other payment to TiGenix on demand.

14.3                    TiGenix is obligated to exhaust its recourse against the Supplier before being entitled to call on PharmaCell to perform its obligations under this Section 14, it being understood that TiGenix shall be deemed to have exhausted its recourse against the Supplier after having reached a settlement with the Supplier or having obtained a first judgment against the Supplier followed by one unsuccessful enforcement attempt to recover from the Supplier.

14.4                    TiGenix and the Supplier may at any time change one or more of the provisions of this Agreement (in accordance with Section 6) without the consent of, but with a prior notice to, PharmaCell, it being understood that TiGenix and the Supplier cannot create additional obligations on the part of PharmaCell without the prior written approval of PharmaCell.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15               CONFIDENTIAL INFORMATION

15.1                    Each Party (the “Receiving Party”) shall treat any and all Confidential Information that it receives from the other Party (the “Disclosing Party”) under this Agreement as strictly confidential and shall not disclose the same to any Third Party or use it except to the extent strictly necessary to perform its obligations or exercise its rights under this Agreement without the prior written consent of the Disclosing Party. In consideration of the Disclosing Party making available Confidential Information to the Receiving Party, the Receiving Party undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

15.1.1           treat and safeguard as private and confidential all the Confidential Information;

15.1.2           use the Confidential Information only for those purposes reasonably required or anticipated under this Agreement and, without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the Disclosing Party or to use the Confidential Information to compete with the Disclosing Party in any way;

15.1.3           ensure the proper and secure storage of all Confidential Information applying standards of due care reasonably expected and no less stringent than standards applied to protection of Receiving Party’s own Confidential Information;

15.1.4           not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly any of the Confidential Information to any person whatsoever save its Permitted Recipients, and then on a limited need to know basis, who shall be informed by it of the confidential nature of the Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

15.1.5           not at any time have any discussion, correspondence or contact with any Third Party concerning the Confidential Information without the prior written consent of the Disclosing Party.

15.2                    The obligations in this Agreement do not apply to information:

15.2.1           which, at the time of its disclosure by the Disclosing Party, is available to the public;

15.2.2           which becomes generally available to the public after disclosure other than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the Receiving Party;

15.2.3           which is provided to a Receiving Party by a Third Party which is lawfully in possession of such information without any breach of any confidentiality undertakings, as evidenced by Receiving Party’s written records, or

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15.2.4           to the extent that the Receiving Party (or any of its Permitted Recipients) is compelled to disclose the Confidential Information by Applicable Laws or by any stock exchange or other regulatory authority having jurisdiction over it or them (but, for the avoidance of doubt, only to that extent and provided that Receiving Party, to the extent lawful, gives prior notice to Disclosing Party and provides sufficient time to Disclosing Party to assert any exclusions or privileges that may be available by Applicable Laws).

15.3                    Other than the limited and restricted rights of use set out in this Section 15, nothing in this Agreement intends to or has the effect of granting any right, title, licence or interest in or to the Receiving Party in respect of the Disclosing Party’s Confidential Information — except for the grant of license under Section 7.

15.4                    Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither Party shall disclose any terms or conditions of the Agreement to any Third Party without the prior written consent of the other Party.

15.5                    Upon termination of this Agreement or at the request of the Disclosing Party, each Party shall promptly return to the other, at the other’s request, any and all confidential Information of the other (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving licence rights between the Parties.

15.6                    PharmaCell hereby expressly undertakes to comply with the provisions of this Section 15 and is deemed to constitute, for the purpose of this Section 15 only, a “Party”.

15.7                    The terms of this Section 15 shall survive the termination of this Agreement on any ground whatsoever for a period of five (5) years.

16               DATA PROTECTION

16.1                    For the purposes of this Agreement, the terms “Personal Data”, “Data Controller”, “Data Processor”, “Data Subject” and “process” shall have the same meaning and interpretation as set out in the Belgian Data Protection Act (wet bescherming persoonlijke levenssfeer van 8 december 1992).

16.2                    TiGenix (in its capacity of Data Controller) has chosen the Supplier (in its capacity of Data Processor) to process Personal Data on behalf and upon instruction of TiGenix and the Supplier has agreed to process Personal Data on behalf and upon instruction of TiGenix.

16.3                    The Supplier warrants that:

16.3.1           it has in place appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and adequate security programs and procedures to ensure that unauthorized persons will not have access to the data processing equipment used to process the Personal Data;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

16.3.2           it has appropriate security measures, which reflect the nature of the Personal Data and the level of harm that might be suffered by a Data Subject as a result of unauthorized access or disclosure of Personal Data.

16.3.3           each of its employees, agents or subcontractors are and shall be made aware of its obligations with regard to the security and protection of the Personal Data and that they enter into binding obligations with the Supplier in order to maintain the levels of security and protection provided for in this Agreement;

16.4                    The Supplier undertakes to:

16.4.1           act only on behalf and upon instruction of TiGenix;

16.4.2           do such actions as are necessary to ensure it has fulfilled, and will continue to fulfil, the warranties set out in Section 16.3;

16.4.3           submit its data processing facilities, data files and documentation needed for processing to auditing and/or certification by TiGenix (or other duly qualified auditors of inspection authorities not reasonably objected to by the Supplier and approved by TiGenix) to ascertain compliance with the warranties and undertakings in this Agreement;

16.4.4           shall adequately protect any Personal Data that may become accessible to the Supplier against disclosure, whether directly or indirectly, to any Third Party and shall use such data only for the provision of its Services hereunder and for no other purpose. All Personal Data that is no longer required for the Supplier’s performance of its obligations under this Agreement shall be deleted or returned to TiGenix, at the option of TiGenix. The Supplier shall immediately report any violation of data protection laws identified by the Supplier to TiGenix.

16.4.5           ensure by written contract that any agent or subcontractor employed by the Supplier to process Personal Data to which this Agreement relates also provides the Supplier with a plan of the technical and organizational means it has adopted to prevent unauthorized or unlawful processing or accidental loss or destruction of the Personal Data and confirms to the Supplier the implementation of those means;

16.4.6           comply with all applicable data protection laws when performing the Services under this Agreement. In the event the Supplier is unable to do so, it shall forthwith notify TiGenix and TiGenix shall be entitled to terminate this Agreement, unless the Parties have agreed or forthwith agree to take such steps as shall enable the Supplier to so comply.

16.5                    In the event of termination of this Agreement, the Supplier must return all Personal Data and all copies of the Personal Data to TiGenix forthwith or, at TiGenix’ choice, will destroy all copies of the same and certify to TiGenix that it has done so, unless the Supplier is prevented by law from destroying all or part of such Personal Data, in which event the Personal Data will be kept confidential and will not be processed for any purpose. The Supplier irrevocably agrees with TiGenix that, if so requested by TiGenix, it will allow TiGenix access to any of its premises to verify that this has been done or will allow access for this purpose by any duly authorized representative of TiGenix.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

17               TERM AND TERMINATION, REMEDIES FOR BREACH

17.1                    This Agreement shall commence on and become effective on the Effective Date provided that it has been lawfully executed by all Parties and will expire after a term of ten (10) years, i.e. on 31 May 2024 (the “Term”). In respect of any part(s) of the Services which have been performed before the Effective Date, the Parties agree that the performance of those part(s) shall be deemed to have been performed during the Term and governed by the terms of this Agreement.

17.2                    After the expiration of the Term, this Agreement shall be automatically renewed for consecutive one (1) year periods, unless a Party gives written notice to the other Party with at least three (3) years prior to the expiration of the initial Term or any consecutive renewal period.

17.3                    Unless explicitly allowed or stated otherwise in this Agreement, each Party hereby waives its right to rescind (‘vernietigen’) or dissolve (‘ontbinden’) this Agreement in whole or in part, except in the event of fraud (‘bedrog’).

17.4                    Notwithstanding Section 17.1, either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon written notice to the other Party (“Defaulting Party”) if:

17.4.1           the Defaulting Party committed a Material Breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy it during the period of thirty (30) calendar days starting on the date of receipt of notice from the Non-Defaulting Party identifying the breach and requiring it to be remedied;

17.4.2           the Defaulting Party is deemed unable to pay its debts, meaning that the Defaulting Party receives suspension of payment or, whether voluntarily or involuntarily, is declared bankrupt or if such Party becomes permanently unable to perform its obligations hereunder for reasons other than suspension of payment or bankruptcy, such as, for example, liquidation, dissolution or winding-up.

17.5                   Change of Control

17.5.1           Without prejudice to its other rights and remedies and to the maximum extent legally possible, TiGenix may terminate this Agreement upon written notice to the Supplier with immediate effect, without any further formality and without any indemnity in the event the Supplier is subject to a Change of Control, provided that after such Change of Control, a risk (“Adverse Condition”) to the continuity of supply or business for the Product shall exist or is likely to emerge and such risk cannot be cured. For purposes of this Section, “Adverse Condition” shall mean (a) that after the Change of Control the Supplier (or its surviving entity) is controlled by an entity that is a direct competitor of TiGenix for the Product; or (b) the existence of any condition which is in the reasonable opinion of TiGenix reasonably likely to cause Supplier (or its surviving entity) to be unable to fulfil the obligations under this Agreement. Such Adverse Condition may include but is not limited to a situation where the controlling party has a lack of financial stability or a history of regulatory intervention in its manufacturing operations for quality reasons.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

17.5.2           The Supplier shall inform TiGenix in writing of any Change of Control within ten (10) Business Days of a Change of Control being decided. This written notice shall make explicit reference to this Section of this Agreement and the need for TiGenix to inform the Supplier of its intention to possibly invoke its termination rights. Within ten (10) Business Days of having been informed of such a decision, TiGenix shall give notice of its intention to invoke its termination right under this Section, specifying the nature of the Adverse Condition(s) it has identified and stating — supported by arguments — whether the Adverse Condition is capable of being cured. If Supplier decides to do so, Supplier or the intended new owner of Supplier shall be given the opportunity to cure the Adverse Condition within twenty (20) Business Days of TiGenix’ notice, by all measures it deems fit.

17.5.3           The Adverse Condition shall be deemed to be cured when the risk to the continuity of supply or the business of the Product has effectively been addressed (e.g. by divestiture of a competitive product or a capital increase or otherwise) within thirty (30) days after TiGenix has given notice of its intention to invoke its termination rights , provided that Supplier gives written notice to TiGenix of all measures that have been taken to cure the Adverse Condition and further provided that TiGenix confirms in writing that the Adverse Condition has indeed been cured.

17.6                    Subject to a 12 months written notice, TiGenix may terminate this Agreement in case a decision is taken to cease its ChondroCelect® business in the Territory either (1) due to a change in European regulatory conditions or a decision of the EMA that renders the business case for ChondroCelect® no longer commercially viable (a “Regulatory Reason”), or (2) based on a situation that the ChondroCelect® business, in the sole opinion of TiGenix, does not prove commercially viable (a “Commercial Reason”).

17.6.1           A termination for a Regulatory Reason is possible at any time after the Effective Date.

17.6.2           A termination for a Commercial Reason is only possible as of the second anniversary of the Effective Date (i.e. the notice can be given at the earliest on the second anniversary of the Effective Date, with the Agreement to terminate at the third anniversary of the Effective Date).

17.6.3           Supplier shall cease Production in mutual agreement with TiGenix, but at the latest 6 months prior to the end of the notice period (i.e. the last 6 months of the 12 months notice period, Supplier will no longer be required to provide the Services under the Agreement). During the first 6 months of the 12 months notice period, Supplier shall continue the Services under the Agreement, unless TiGenix agrees otherwise.

17.6.4           In case of a termination of the Agreement pursuant to this Section 17.6, the Supplier’s sole remedy shall be in the form of the payment by TiGenix to Supplier of an amount equal to the Price that TiGenix would otherwise have had to pay to the Supplier based on the binding capacity reservation volumes for the twelve (12) month period following the written notification of termination, as set out in Schedule 2, of which amount all saved out-of-pocket expenses of Supplier related to such binding capacity reservation volume, as also set out in Schedule 2, shall

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be deducted. TiGenix will pay this amount in monthly instalments, in accordance with the invoicing and payment schedule set out in Schedule 2.

17.6.5           In addition, in case of a termination of the Agreement for a Regulatory Reason for which the termination would become effective prior to the third anniversary of the Effective Date, the obligation of PharmaCell BV to pay the deferred part of the purchase price in the amount of EUR 750,000 pursuant to the share purchase agreement entered into between TiGenix and PharmaCell BV for the acquisition of the shares of Supplier, will be waived by written notification to PharmaCell BV. For the avoidance of doubt, in case of a termination of the Agreement for a Commercial Reason, said deferred payment of part of the purchase price will remain due by PharmaCell BV.

17.7                    In the event that this Agreement is terminated in accordance with this Agreement prior to the expiry of the Term and with the exception of Supplier’s remedy under Section 17.6, neither Party shall incur any future liability towards the other Party other than:

17.7.1           in respect of any accrued rights; and

17.7.2           the payment by TiGenix to the Supplier of sums due in respect to those parts of the Services that have been delivered at the time of termination of the Agreement;

17.8                    Termination of this Agreement for whatever reason shall not affect the accrued rights of either the Supplier or TiGenix arising under or out of this Agreement. Upon termination and provided TiGenix has paid all due amounts according to Section 9 (to the exception of rightfully withheld amounts), the Supplier will deliver the Product and/or any other deliverables arising out of the performance of the Services then held by the Supplier as well as all reports, information and documentation in connection with such Services, to the extent that such material, report, information and documentation refer to the Services up to and including the date of termination of this Agreement. All provisions which are expressed to survive this Agreement and the provisions of Sections 12, 13, 14, 15, 16 and 19 shall survive termination or expiry of this Agreement and remain in full force and effect to the extent required to give effect to such provisions.

18               FORCE MAJEURE

18.1                    Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the relevant Party, including but not limited to earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or other acts, omissions or delays in acting by any administrative authority or other party, to the exclusion of strikes, problems with Third Party Contractors and lock-outs (“Force Majeure Event”).

18.2                    The Party affected by a Force Majeure Event shall immediately notify in writing the other Party of the details and consequences of said Force Majeure Event. If a Force Majeure Event continues for more than one (1) month, and it is adversely affecting the performance of this Agreement, each Party will have the right to terminate this

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Agreement by serving a written termination notice to the other Party, to be effective at the earliest upon expiration of such one (1) month period, it being understood that both Parties may decide to have the effect of termination kick-in prior to the expiration of this one (1) month period in case it can be established that the Event of Force Majeure will last for more than this one (1) month period. In the case of such termination (i) TiGenix will have a right to seek reimbursement for any sums paid under this Agreement or any claim for damages as a result of the termination of the Agreement or non-performance of the Services but shall account to the Supplier for any sums due under this Agreement in respect of Services performed up to and including the day of the Force Majeure Event and (ii) the Supplier will not have any right for any termination compensation or any other claim for damages as a result of the termination of the Agreement or non-performance of the Services.

19               APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION

This Agreement, including the construction, validity and performance of this Agreement shall be governed by the laws of the Netherlands. All disputes arising out of or in connection with this Agreement and any other agreement(s) shall be submitted to the competent court of Amsterdam.

20               MISCELLANEOUS

20.1                    Insurance

Each Party as well as PharmaCell undertakes to maintain appropriate levels of insurance in commercially reasonable amounts (covering at least the liability referred to in Section 13.3) with financially capable carriers and/or through self-insurance programs as is customary in the pharmaceutical industry for the programs and activities to be conducted by it and/or as a result of the Services and shall maintain adequate levels of insurance to satisfy its respective obligations under this Agreement. Copies of certificates of insurance in effect on the Effective Date shall be exchanged between the Parties on the Effective Date; renewals or replacements of insurances shall be provided to either Party on the other Party’s request.

20.2                    Assignment

20.2.1           Without prejudice to Section 20.2.2, neither Party may assign (parts of) its rights under this Agreement to any Third Party without the prior written consent (which consent cannot be unreasonably withheld) of the other, except to Affiliates of the assigning Party, for as long as the assignee remains an Affiliate of the assigning Party.

20.2.2           As from the third anniversary of the Agreement, TiGenix is entitled to assign, subject to written notification to the Supplier, (parts of) its rights under this Agreement to any Third Party as part of a wider decision by TiGenix to transfer (by way of sale, license or otherwise) (part of) its ChondroCelect® business, unless the Supplier demonstrates that such Third Party would be unable to fulfil the obligations assigned to the Third Party. In case of such an event, the Supplier

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shall continue the performance of this Agreement towards the Third Party transferee, purchaser, assignee or licensee in substantially the same way as conducted prior to such notification.

20.3                    Entire Agreement

This Agreement, and the Schedules and documents referred to in it (including the Quality Technical Agreement), constitute the entire agreement and understanding of the Parties and supersede any previous agreement between the Parties relating to the subject matter of this Agreement. If there is any conflict, overlap or ambiguity between the operative provisions of this Agreement and the Quality Technical Agreement, then the relevant operative provisions of the Quality Technical Agreement shall to the extent relating to regulatory or quality issues prevail over the relevant provisions in this Agreement. If there is any conflict, overlap or ambiguity between the provisions of the body of this Agreement and the provisions of any of its Schedules (other than the Quality Technical Agreement), then the relevant provisions of the body of this Agreement shall prevail, unless the derogating provision of the Schedule makes an explicit reference to the provision of the body of this Agreement that is derogated from.

20.4                    Severability

If any provision of this Agreement shall be found invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree to attempt to substitute to any invalid or unenforceable provision a valid or enforceable provision which achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

20.5                    PR and communication

20.5.1           TiGenix may issue press releases regarding the conclusion or performance of the Agreement, provided that it, to the extent lawful and practicable, submits any draft press release to the Supplier for comment purposes prior to issuing the same and that it considers any Supplier’s reasonable comments in good faith (provided these were submitted within a reasonable period of time).

20.5.2           Any press release or public reference in relation to this Agreement contemplated by the Supplier must be reviewed and approved in writing (or by e-mail) by TiGenix prior to such press release or public reference (including as regards the wording and timing of such press release or reference), it being understood that TiGenix will agree to the issuance of a press release by the Supplier in relation to this Agreement within a period of maximum four (4) weeks after the Effective Date.

20.5.3           TiGenix shall be allowed, in the framework of its public relations, to conduct site visits with Third Parties of the parts of the Facility that are related to the rendering of the Services, with full support of the Supplier, subject to reasonable advance written (or e-mail) notice to the Supplier and provided that such visits shall not interfere with the activities of the Supplier. This also includes access and use by TiGenix and such third parties of meeting rooms and facilities at the Facility.

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20.6                    No Partnership

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either Party to act as agent for the other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or Warranty, the assumption of any obligation or liability and the exercise of any right or power).

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THIS AGREEMENT has been executed by or on behalf of the Parties in three (3) original copies

Signed on behalf of
TiGenix B.V.
by	/s/ Alexander Vos

Name :	Alexander Vos

Position :	Managing Director

Date:	May 30, 2014

Signed on behalf of
TiGenix NV
by	/s/ Eduardo Bravo

Name :	Eduardo Bravo

Position :	Chief Executive Officer

Date:	May 30, 2014

In the presence of

Signed on behalf of
PharmaCell B.V.
by	/s/ Alexander Vos

Name :	Alexander Vos

Position :	CEO

Date:	May 30, 2014

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 1

to the Agreement for the Manufacturing of ChondroCelect

Information Exchange Phase

[***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 2

to the Agreement for the Manufacturing of ChondroCelect

Effective Date 30 May 2014

Capacity reservation and fees

[***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 3

Quality Technical Agreement

[***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 4

Quality Technical Agreement

for the Contract Manufacture of ChondroCelect

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[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 5 — SPECIFICATION

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[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 6 — MATERIALS

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[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 7 — LICENCED TECHNOLOGY

[***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

SCHEDULE 8 — DOCUMENTATION AND REPORTING

[***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.